EXHIBIT 99.8
BENEFICIAL OWNER ELECTION FORM

 INSTRUCTIONS
The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to the offering of 4% Convertible Senior Notes due 2022, par value $100 (the "Notes") of Rave Restaurant Group, Inc. (the "Company").
This form will instruct you whether to exercise the Rights to purchase Notes distributed with respect to the shares of Common Stock held by you for the account of the undersigned, pursuant to the terms and subject to the conditions set forth in the Prospectus and the related "Instructions as to Use of Rights Certificates."
Box 1.  ☐ Please DO NOT EXERCISE RIGHTS for Notes.
Box 2.  ☐ Please EXERCISE RIGHTS for Notes as set forth below.
	Number of Rights		Subscription Price		Payment
Basic Subscription Privilege	______________	X	______________	=	$__________(line 1)

Over-Subscription Privilege	______________	X	______________	=	$__________(line 2)
	Total Payment Required (Sum of lines 1 and 2)			=	$_______________

Box 3. ☐	Payment in the following amount is enclosed $________________. (This amount must equal the amount set forth under "Total Payment Required" above).
Box 4. ☐	Please deduct payment from the following account maintained by you as follows:
_____________________________________ Type of Account	______________________________________ Account No.
Amount to be deducted: $________________
______________________________________
______________________________________
Signature(s)

Please type or print
name(s) below:
______________________________________
 ______________________________________

Date: _____________________, 2017